The Ensign Group Announces Appointment of Mark Parkinson to the Board of Directors

SAN JUAN CAPISTRANO, Calif., October 21, 2024 – The Ensign Group, Inc. (Nasdaq: ENSG or the “Company”), the parent company of the EnsignTM group of companies, which invest in and provide skilled nursing and senior living services, physical, occupational and speech therapies, other rehabilitative and healthcare services, and real estate, announced today that the Board of Directors (the “Board”) appointed Mark Parkinson to serve on the Board as its ninth director. In May of this year, Ensign shareholders, at the recommendation of the Board, voted to approve an amendment to the Company’s Certificate of Incorporation, expanding the size of the Board from eight to nine members. Mr. Parkinson, who recently retired from his 14-year service as the President and CEO of the American Health Care Association (AHCA) and National Center for Assisted Living (NCAL), fills the vacancy created by the increase in size of the Board.

Christopher Christensen, Ensign's Executive Chairman, said, “We could not be more honored and thrilled that Mark has agreed to serve on our Board. We have admired his leadership and have benefited greatly from his extraordinary service to our industry for the last 14 years. While we join all the members of AHCA/NCAL in thanking in him for his relentless work on our behalf, we can’t wait to begin this new chapter together as we continue to strive to achieve our mission of dignifying post-acute care and honoring all our caregivers and teams that have dedicated their lives to this critical service. While we’ve come a long way in our 25-year history, we are so excited to have Mark at our side as we strive to continuously raise the bar in our level of service.”

Mr. Parkinson said, “I am beyond grateful for the many incredible years I had to associate with so many outstanding people and organizations during my time with AHCA/NCAL. I am honored and excited to share my passion and experience for this important work with an organization that I believe to be the standard of excellence in post-acute care. I look forward to joining my new colleagues on the Board and the outstanding Ensign team as we work together to accomplish our mission to change the lives of our teams and our patients.”

Parkinson’s appointment is for a term starting today, October 21, 2024, and ending on the date of the Company’s 2025 annual shareholders meeting. It is anticipated that the Board and the Nomination and Governance Committee of the Board will nominate Mr. Parkinson for election by shareholders at the 2025 Annual Shareholder meeting to serve as a Class II director for a two-year term ending at the Company’s annual shareholder meeting in 2027.

Parkinson has held several positions in both the public and private sector and is currently the Principal of the American Health Care Association and the National Center for Assisted Living (AHCA/NCAL), which represents more than 14,000 nursing homes, assisted living communities, and intermediate care facilities for individuals with disabilities. Previously, Parkinson was the association’s President and CEO for 14 years from 2011 to 2024. Under Parkinson’s leadership, AHCA/NCAL focused on delivering policy solutions to Congress and the Executive Branch, with a special emphasis on quality care. During his tenure, AHCA/NCAL remained the largest association in long term care and enjoyed record membership. Prior to his role as President and CEO for AHCA/NCAL, Parkinson served as the 45th Governor of the State of Kansas from 2009 to 2011, the 47th Lieutenant Governor of the State of Kansas from 2007 to 2009, and a Kansas state legislator. He also built, owned, and operated nursing home and senior living facilities in Kansas and Missouri between 1996 and 2006. Mr. Parkinson earned his Bachelor of Arts degree from Wichita State University and his Juris Doctor from the University of Kansas.

About Ensign™

The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 323 healthcare facilities in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Tennessee, Texas, Utah, Washington and Wisconsin. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.

SOURCE: The Ensign Group, Inc.